Exhibit 10.9

The Greenbrier Companies

Nonqualified Deferred Compensation Plan

Amendment No. 1

The Greenbrier Companies, Inc. (the “Company”) hereby adopts this Amendment No. 1 to the Adoption Agreement (“Adoption Agreement”) with respect to The Greenbrier Companies Nonqualified Deferred Compensation Plan (the "Plan") effective as of January 1, 2025.

The Adoption Agreement is hereby amended as follows:

1.
Compensation. The text of Section 1.15 Compensation subsection (e) of the Adoption Agreement is amended to read as follows:

Eligible compensation shall include only Base Salary (which for non-salaried Employees means regularly recurring base wages, including over-time and shift differential and in the year of transition from salaried Employee to consultant Employee includes regularly recurring consulting fees), annual bonus (including pro rata bonus because of retirement or involuntary Separation from Service), compensation under Employer’s Long-Term Cash Incentive Program, and equity-based compensation, and shall exclude all other forms of compensation. Dividends and dividend equivalent payments payable on or after January 1, 2017 with respect to equity-based compensation deferred under the Plan shall be automatically deferred and credited as earnings under the Plan.

2.
Wraparound Election. The selected option in Section 1.56(b) of the Adoption Agreement is amended as follows:

Not permitted. Does not permit Wraparound Elections.

3.
Supplemental Retirement Program. Paragraph A. and Paragraph B. of the Supplemental Retirement Program within Section 2.03 Nonelective Contributions of the Adoption Agreement is amended to read as follows:

A. Selection of Eligible Participants. The Compensation Committee may, from time to time, select employees of the Company or its affiliates who shall be eligible to receive annual discretionary Company contributions which shall be credited to a Supplemental Retirement Program Account on their behalf under the Plan. Employees shall begin participating in the Supplemental Retirement Program on the date specified in their designation of eligibility. If no date is specified in the designation of eligibility, the initial contribution shall be made in January next following the date of the designation, for the calendar year during which the Participant was designated as eligible to participate in the Supplemental Retirement Program.

B. Supplemental Retirement Program Contributions. Beginning with respect to the 2014 calendar year, the Company shall, subject to approval by the Compensation Committee, make an annual discretionary Supplemental Retirement Program Contribution on behalf of each eligible Participant, in an amount equal to 6% of the Participant’s annual base salary earned in the calendar year immediately preceding the discretionary contribution plus actual annual bonus earned (including pro-rata bonus earned in the year of retirement or involuntary termination of employment not for cause or voluntary termination for good reason) in the most recent fiscal year. Supplemental Retirement Program contributions shall be credited to eligible Participant’s account in January of the calendar year following the year for which the contributions is made. Participants’ benefits under the Supplemental Retirement Program shall be fully vested and non-forfeitable at all times.

4.
Election Changes/Irrevocability. The selected options in Section 4.06 of the Adoption Agreement are amended as follows:

May change. Remove selection of Section 4.06(B)(b)(i).

May not change. Select Section 4.06(B)(b)(ii). May not change the change payment as to the Deferred Compensation to which the election applies.

5.
Effective Date. This Amendment No. 1 to the Adoption Agreement shall be effective as of the date set forth above. Except as hereby amended, the Adoption Agreement and Plan shall remain in full force and effect.

THE GREENBRIER COMPANIES, INC.

By: __________________________________

Name: Christian Lucky

Title: SVP, Chief Legal & Compliance Officer, Corporate Secretary